Exhibit 99.1
San Juan Basin Royalty Trust
News Release
Compass Bank, Trustee
2525 Ridgmar Boulevard, Suite 100
Fort Worth, Texas 76116
San Juan Basin Royalty Trust
Declares Monthly Cash Distribution
FORT WORTH, Texas, September 20, 2011 — Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $6,219,058.65 or $0.133431 per unit, based principally upon production during the month of July 2011. The distribution is payable October 17, 2011, to unit holders of record as of September 30, 2011.
     Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 3,082,229 Mcf (3,327,726 MMBtu). Dividing revenues by production volume yielded an average gas price for July 2011 of $4.80 per Mcf ($4.45 per MMBtu) as compared to $5.00 per Mcf ($4.57 per MMBtu) for June 2011. The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $2,631,218. Lease operating expenses were $2,819,121 and taxes were $1,439,231.

Contact:	San Juan Basin Royalty Trust Compass Bank Lee Ann Anderson, Vice President & Senior Trust Officer Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Fax: Website: e-mail:	(817) 735-0936 www.sjbrt.com sjt@compassbank.com